Exhibit 99.1

NEWS

FOR RELEASE: Monday, July 18, 2005

SEC Declares Charter Communications, Inc.
Registration of Class A Common Stock Effective

     ST. LOUIS — Charter Communications, Inc. (“Charter”) (Nasdaq: CHTR) today announced that the Securities and Exchange Commission has declared effective Charter’s registration statement on Form S-1 covering the sale of up to 150 million shares of its Class A common stock, which it intends to loan to Citigroup Global Markets Limited (“Citigroup”) pursuant to a share lending agreement for sale in a public offering by Citigroup or its affiliates. The shares of the Class A common stock are being offered on a “best efforts” basis. This offering of Charter’s Class A common stock is being conducted to facilitate transactions by which investors in Charter’s 5.875% convertible senior notes due 2009 issued on November 22, 2004 will hedge their investments in the convertible senior notes.

     These shares are not being offered to, and may not be purchased by, any person who holds an open short position in Charter Class A common stock, any person who is purchasing the shares on behalf of or for the account of such person, or any person who has an arrangement or understanding to resell, lend or otherwise transfer (directly or indirectly) the shares to such a person. Purchasers of these shares will be required to certify the foregoing in writing.

     Charter will not receive any of the proceeds from the sale of this Class A common stock. However, under the share lending agreement, Charter will receive a loan fee of $.001 for each share that it lends to Citigroup.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful. A written copy of the prospectus relating to the offering may be obtained making a request therefore to the offices of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, telephone: 718-765-6732.

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Contact:

Press:	Analysts:

Dave Andersen 314/543-2213	Mary Jo Moehle 314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.